Exhibit 10.1

MicroVision, Inc.

September 3, 2025

Glen DeVos

Delivered via e-mail

Dear Glen,

On behalf of the Board of Directors (the “Board”) of MicroVision, Inc. (the “Company”), I am pleased to confirm the terms under which you (“Executive”) will serve as the Company’s President and Chief Executive Officer (“CEO”). The terms of your continued employment with the Company in a new role as President and CEO will be as provided in this agreement (this “Agreement”). This Agreement is effective as of September 30, 2025 (the “Effective Date”).

1. Position. Executive will serve as President and CEO. Executive will have all of the duties, responsibilities and authority commensurate with the position of President and CEO. Executive’s principal workplace will be remote from Executive’s residence in Michigan, provided that Executive shall travel to the Company’s headquarters, currently located in Redmond, Washington, and to other locations as Executive or the Board determines necessary or appropriate for business purposes.

Executive will perform Executive’s duties under this Agreement faithfully and to the best of Executive’s ability. Executive will devote Executive’s full working time and attention to the business of the Company. Executive will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, Executive may manage personal investments, participate in (a non-leadership capacity unless a larger role is approved in advance by the Board) civic, charitable, and academic activities, provided that such activities do not (a) create an actual or potential business or fiduciary conflict of interest, or (b) individually or in the aggregate, interfere materially with the performance of Executive’s duties to the Company.

Executive will be appointed to the Board to serve until the next annual meeting consistent with applicable law. For so long as Executive serves as the President and CEO, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed), the Board and/or the Nominating and Governance Committee of the Board will nominate Executive for reelection to the Board at each annual meeting at which Executive is subject to reelection. If Executive’s position as President and CEO is terminated by Executive or the Company for any reason, Executive agrees to promptly resign from the Board and any committee thereof and will cooperate with the Company to complete any steps the Board determines to be necessary or appropriate to confirm such resignation.

2. Compensation. In exchange for the services rendered by Executive under this Agreement, Executive shall receive base salary and short-term and long-term incentive compensation (including equity compensation), as determined from time to time in the discretion of the Compensation Committee of the Board and/or the Board. Subject to the preceding statement, Executive’s annual base salary as of the date of this Agreement will be $530,000. Executive’s future annual base salary, target bonus opportunity under the Company’s annual incentive program and the long-term incentive plan will consider the relevant peer group information provided by the Company’s independent compensation consultant. The Compensation Committee will seek input from Executive on the performance goals applicable to Executive and consider any such input in good faith.

3. Benefits & Vacation. Executive will be entitled to participate in the employee retirement (401(k)), insurance, benefit and vacation programs of the Company as in effect from time to time and in which other U.S.-based executive officers of the Company are eligible to participate, on terms no less favorable than any other U.S.-based executive officer.

4. Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Executive’s employment with the Company, on terms no less favorable than for any other U.S. based executive officer of the Company.

5. Effect of Termination of Employment.

(a) Termination for Any Reason. If Executive’s employment is terminated for any reason, Executive will be paid: (i) any earned but unpaid Base Salary, (ii) other unpaid and then-vested amounts, unless otherwise specifically provided in this Agreement, and (iii) reimbursement for all reasonable and necessary expenses incurred by Executive in accordance with Section 4 of this Agreement, in each case as of the effective date of such termination of employment.

(b) Severance Plan Participation. Executive will remain eligible to participate in the Company’s Key Executive Severance and Change in Control Plan (the “Severance Plan”). In connection with the commencement of Executive’s role as CEO, Executive will enter into a new Participation Agreement under the Severance Plan, which will specify the severance payments and benefits Executive could be eligible to receive in connection with certain qualifying terminations of Executive’s employment with the Company, which will supersede all other arrangement or understandings with respect to Executive’s severance payments and benefits. Subject to the terms of the Severance Plan, the Compensation Committee expects that Executive will be a Tier 1 participant in the Severance Plan for as long as Executive serves as CEO.

6. Parachute Payments. If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with an event which constitutes a change in ownership or control within the meaning of Section 280G of the of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and otherwise would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be treated as provided in the Severance Plan.

7. Section 409A. It is intended that this Agreement comply with the requirements of Section 409A of the Code, and any payments hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted and administered accordingly.

8. Employee Confidentiality and Invention Assignment. The terms of the Confidentiality and Inventions Agreement previously entered into between Executive and the Company (the “Confidentiality Agreement”) shall continue to apply. Executive agrees to continue comply with the Confidentiality Agreement.

9. At-Will Employment. Employment with the Company is for no specific period of time and “at-will.” Either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without cause. The “at-will” nature of Executive’s employment may be changed only in an express written agreement signed by Executive and the Chair of the Board or another member of the Board (in either case, as authorized by the Board).

10. Indemnification. Executive will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, on terms no less favorable than for any other U.S.-based executive officer of the Company or if Executive is a member of the Board, U.S.-based member of the Board.

11. Compensation Recoupment. All amounts payable to Executive hereunder shall be subject to recoupment pursuant to any Company compensation clawback or recoupment policy in effect, as amended, or adopted by the Board or as required by law during the term of Executive’s service with the Company. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for “Good Reason” or constitute a termination without “Cause” under the Severance Plan, provided that such recovery is consistent with such policy.

12. Miscellaneous.

(a) Absence of Conflicts. Executive represents that Executive’s performance of Executive’s duties under this Agreement will not breach any other agreement as to which Executive is a party. Executive agrees that Executive has disclosed to the Company all of Executive’s existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest.

(b) Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by Executive and Executive’s heirs and legal representatives.

(c) Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive will be addressed to Executive at the home address which Executive has most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company’s corporate headquarters.

(d) Waiver. No provision of this Agreement will be modified or waived except in writing signed by Executive and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

(e) Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(f) Tax Matters; Withholding. All sums payable to Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

(g) Entire Agreement. This Agreement, along with the Confidentiality Agreement, represents the entire agreement between the parties concerning the subject matter herein. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted. This Agreement completely replaces and supersedes the offer letter between Executive and the Company dated March 7, 2025 (the “Prior Agreement”).

(h) Governing Law. This Agreement will be governed by the laws of the State of Washington without reference to conflict of laws provisions, and the parties hereto submit to the exclusive jurisdiction of the state and federal courts in the State of Washington.

(i) Survival. The provisions of this Agreement shall survive the termination of Executive’s employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Executive	MicroVision, Inc.

/s/ Glen DeVos	/s/ Robert Carlile
Glen DeVos	Robert Carlile
Chairman of the Board

September 3, 2025	September 3, 2025